EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cascade Microtech, Inc.:

We consent to the use of our reports dated March 11, 2015, with respect to the consolidated balance sheets of Cascade Microtech, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, shareholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

/s/ KPMG LLP

Portland, Oregon

June 3, 2015